Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Listed below are subsidiaries of Acer Therapeutics Inc. as of December 31, 2017.

Subsidiary Name	State/Jurisdiction of Incorporation

Acer Therapeutics Inc.	Delaware